UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 8, 2006
ZIPREALTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51002	94-3319956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2000 Powell Street, Suite 300
Emeryville, CA 94608
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (510) 735-2600
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (a) Not applicable.
     (b) On December 8, 2006, Gary M. Beasley, President and Chief Financial Officer, tendered his resignation as President and Chief Financial Officer of ZipRealty, Inc. (“ZipRealty”), to be effective on or about January 5, 2006. Mr. Beasley is leaving after five years with the Company to pursue other business and personal interests.
     (c) On December 14, 2006, Joseph Patrick Lashinsky was promoted to the position of President, effective upon the departure of Mr. Beasley. Mr. Lashinsky, age 39, has served as the Company’s Executive Vice President, Product Strategy and Development since September 2006. Prior to that, Mr. Lashinsky served as the Company’s Senior Vice President, Product Strategy and Development since April 2005, and prior to that he served as the Company’s Vice President in a number of marketing, business development and sales positions since February 2000. Prior to joining the Company, from March 1999 to February 2000, Mr. Lashinsky served as Group Marketing Manager at Del Monte Foods Company. Mr. Lashinsky holds a Masters of Business Administration degree from the University of California at Los Angeles and a Bachelor of Arts degree in political economies of industrialized societies from the University of California at Berkeley.
     In connection with Mr. Lashinsky’s promotion, on December 14, 2006, the Company’s Board of Directors approved an increase in Mr. Lashinsky’s annual salary to $300,000, effective immediately, and it also approved a target incentive cash bonus of 40% of base salary for fiscal year 2007 pursuant to such terms as may be definitively adopted by the Company pursuant to any 2007 Management Incentive Plan. The Board of Directors also recommended that the Compensation Committee, at its first scheduled meeting in 2007, grant Mr. Lashinsky an option to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, with such option to vest as to 25% on the first anniversary of the date of grant and thereafter at the rate of 1/48 per month, subject to the standard terms applicable to the Company’s option grants.
     Also on December 14, 2006, David A. Rector was appointed to the position of Interim Chief Financial Officer, effective upon the departure of Mr. Beasley. Mr. Rector, age 60, will retain his current positions as Senior Vice President, Controller and Chief Accounting Officer, which he has held since May 2004. Prior to that, Mr. Rector served as the Company’s Vice President and Corporate Controller since October 2002 and prior to that he served as the Company’s Corporate Controller since April 2002. Prior to joining the Company, from June 1999 to January 2002, Mr. Rector worked in various financial positions for several companies as a consultant for Resources Connection Inc., a consulting firm. Prior to that, he held senior financial positions at various companies, including commercial real estate companies Allegiance Realty Group and Fox & Carskadon Financial Corporation and served as an audit manager at Price Waterhouse. Mr. Rector is a Certified Public Accountant and holds a Bachelor of Science degree in business administration from the University of California at Los Angeles.
     In connection with Mr. Rector’s acceptance of the position of Interim Chief Financial Officer, on December 14, 2006, the Company’s Board of Directors approved a bonus for Mr. Rector of $15,000 payable upon the completion of the CFO search. The Board of Directors also recommended that the Compensation Committee, at its first scheduled meeting in 2007, grant Mr. Rector an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, with such option to vest as to 25% on the first anniversary of the date of grant and thereafter at a rate of 1/48 per month, subject to standard terms applicable to the Company’s option grants.
     On December 14, 2006, the Company issued a press release announcing the foregoing. A copy of the press release is attached hereto as Exhibit 99.1.
     (d) Not applicable.

Item 9.01     Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibit is furnished with this report on Form 8-K:
     99.1     Press Release dated December 14, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC. a Delaware corporation
Dated: December 14, 2006	By:	/s/ Gary M. Beasley
Gary M. Beasley
President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release dated December 14, 2006.